Exhibit 99.1

VITALSTREAM HOLDINGS REPORTS SECOND QUARTER RESULTS;
REVENUES INCREASE 72 PERCENT YEAR-OVER YEAR

(IRVINE, CA), August 2, 2005 -- VitalStream(R) Holdings, Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream, Inc., a streaming media solutions and global content delivery network (CDN) provider, today reported results for the second quarter of fiscal 2005.

Revenues for the quarter ended June 30, 2005 were $3,957,000, a 72 percent increase over revenues of $2,302,000, in the same period a year ago, and a 16 percent increase over revenues in the first quarter of 2005. Revenues for the six months ended June 30, 2005 were $7,355,000, a 71% increase over revenues of $4,293,000 for the six months ended June 30, 2004.

The results for the second quarter of 2005 include revenue growth generated from new customers, and the impact of the acquisition of the business of PlayStream, LLC in April 2005. New customers added during the quarter included Kaiser Permanente, Music Plus TV, Oxygen Media, LLC (Oh! Oxygen), Louisiana Governor's Office, Wiltel Communications, Lionbridge Technologies, The Panic Channel and Longwood University.

For the second quarter of 2005, VitalStream reported a net loss of ($528,000), or ($0.01) per share, versus a net loss of ($647,000), or ($0.02) per share, in the same period a year ago. The net loss for the six months ended June 30, 2005 was ($725,000), or ($0.01) per share compared to a net loss of ($860,000), or ($0.03) per share for the six months ended June 30, 2004.

The company's weighted average shares outstanding increased by 72 percent in the second quarter of 2005 versus the same period a year ago, as a result of the June 2004 equity financing and debt-to-equity and preferred share conversion, as well as shares issued in conjunction with the PlayStream acquisition. VitalStream ended the second quarter of 2005 with cash of $8.5 million compared to cash of $10.3 million at the end of 2004 and $9.1 million at the end of the first quarter of 2005.

"Our results for the quarter reflect continued growth in our core streaming business as well as the impact of the PlayStream acquisition which has enhanced our presence in the small and medium-sized business market," said Jack Waterman, the company's chief executive officer.

Waterman assumed the role in June 2005. He joined VitalStream from Paramount Pictures Corporation, where he held a number of senior executive positions during his 22 years at the company. Most recently, he served as president of Worldwide Pay TV. He was also head of worldwide business affairs for Paramount's Home Entertainment Division and served as the Paramount representative on the governing board of Movielink, LLC, an online movie service formed in 2002 as a joint venture among Metro-Goldwyn-Mayer, Paramount Pictures, Sony Pictures Entertainment, Universal and Warner Bros.

"Since joining VitalStream, I have been impressed with the company's significant market presence, its obviously talented executive base, and technology resources, as well as the very real market opportunities available to us. Over the past 60 days, our management team has been focused on positioning the company to capitalize on new market opportunities, particularly with potential enterprise clients. We are already realizing the benefits of increased MRR (monthly recurring revenue) from an improved product offering and an increased focus on customer service," Waterman noted.

"To ensure our success with this effort, we have invested in a number of areas of the company. We have recently concluded the implementation of a significant expansion in our network architecture to increase capacity and performance for our customers which will also support future generations of higher definition online video. In addition, we are investing in research and development activities to broaden and bolster our product portfolio. We are also applying additional resources to our sales and marketing efforts, including our recently opened sales office in New York and our new point of presence in Europe. These initiatives will be funded from ongoing operations, approximately half of which we have expended to date."

Waterman said that VitalStream is already realizing benefits from the PlayStream transaction. During the second quarter 2005, the company announced it had acquired the business of PlayStream, a leading provider of streaming media services that had a major presence in the small and medium-sized business and small and home office markets. As a standalone entity, PlayStream had 2004 revenue of approximately $1.6 million-90 percent of which was recurring revenue. "We have now fully integrated PlayStream into the company. In addition to enhancing revenues, our customer base and overall market presence, the transaction has added to the overall depth of our management and product development teams," Waterman noted.

Other key events during the quarter included:
●

VitalStream and EyeWonder, Inc., the leader in online video advertising solutions, announced the launch of video advertising supported versions of VitalStream's MediaConsole(R). This alliance will enable MediaConsole clients to easily and efficiently monetize online video on demand content through the implementation of in-stream advertising campaigns powered by EyeWonder.

●

The company released its third generation Streaming Service for Flash including a comprehensive reporting dashboard with enhanced reporting capabilities, and announced that Sorenson Squeeze(R) 4.1 encoding software will be integrated into VitalStream's Streaming Service for Flash. VitalStream is the first CDN to integrate this video compression technology from Sorenson Media.

●

The launch of Authenticated Streaming Service which authenticates users of Flash video streams online and provides customers more options for delivering and protecting streaming video on their Web sites. This is the first stream authentication service that enables customers to use their existing billing system and leverage their infrastructure investments.

●

The launch of our new corporate website including an interactive customer showcase highlighting how customers are using VitalStream's streaming services. You can visit the showcase at http://www.vitalstream.com/showcase/.

"These strategic alliances and enhancements of our product offering are designed to increase VitalStream's value to new and existing customers and create a leadership position for the company that will facilitate our growth strategies," noted Philip N. Kaplan, VitalStream president and chief operating officer.

The company said that it continues to plan a listing of its stock on the NASDAQ Smallcap or other major exchange at the appropriate time.

FINANCIAL SUMMARY (Unaudited)
(All numbers in 000's, except for per share data)

Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2005	2004*	2005	2004*

Revenues	$3,957	$2,302	$7,355	$4,293

Cost of revenue	1,763	955	3,417	1,856

Gross Profit	2,194	1,347	3,938	2,437

Research & development	218	103	373	214
Sales & marketing	1,326	692	2,357	1,304
General & administrative	1,112	579	2,001	1,096
Stock-based compensation	-	303	-	303

Operating Loss	(462)	(330)	(793)	(480)

Other income (expense)
Interest expense, net	(57)	(301)	(117)	(352)
Income tax expense	-	-	(1)	(2)
Other income (expense)	(9)	(16)	186	(26)

	(66)	(317)	68	(380)

Net Loss	($528)	($647)	($725)	($860)

Basic and diluted net loss per common share	($0.01)	($0.02)	($0.01)	($0.03)

Shares used in computing basic and diluted net loss per common share	63,534	37,014	61,959	34,564

*   In 2004, we reviewed expenses in each of these categories for proper classification and made certain modifications. These modifications had no impact on loss from operations or net loss. Salaries and benefits of employees who operate our network were reclassified from Research and development, Sales & marketing, General & administrative to Cost of revenue. Certain costs not related to the operation of our network were reclassified from Cost of revenue to General & administrative.

Balance Sheet Highlights

	June 30, 2005	December 31, 2004

Cash	$8,517	$10,276
All other assets	11,067	5,953
Total Assets	$19,584	$16,229

Total liabilities	$6,352	$4,908
Total shareholders' equity	13,232	11,321
Total Liabilities and Shareholders' Equity	$19,584	$16,229

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2005, was $50,000, compared to $222,000 during the comparable period last year. The reconciliation of net loss to Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net Loss	$(528)	$(647)	$(725)	$(860)
Depreciation and Amortization	521	265	942	458
Interest Expense, net	57	301	117	352
Income Tax Expense	-	-	1	2
Gain on sale of customer accounts	-	-	(200)	-
Stock-based compensation	-	303	-	303

Adjusted EBITDA	$50	$222	$135	$255

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, non-recurring asset sales, and stock-based compensation. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast digital media and communications to worldwide audiences via the Internet. The company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated Web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, visit www.vitalstream.com.

Forward Looking Statements

This news release continues forward-looking statements made in reliance upon the safe harbor provision of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements. Forward-looking statements may include statements addressing future financial and operational results of the company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: The risks that the company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services, including the SMB/SOHO markets; the risks that the company's existing customers may cease to use the company's services and/or may not use the company's services at the projected rate; uncertainties regarding the future demand for the company's products and services generally despite the infrastructure investments, expansion into other markets and product enhancements; the risk that the trend toward increasing broadband penetration may not continue; the inability of the company to compete or the competitive advantage of companies that compete or may compete in our markets; the risks associated with the PlayStream acquisition; the risk that the company may not be able to find suitable strategic or acquisitions transactions, or upon completing such transactions, achieve the anticipated benefits; the risk that the company's operational efficiency may not continue to improve; the risk that the company may be unable to obtain capital necessary to continue operations, fuel growth or obtain it at favorable rates; the risk that the company may experience technical or security problems that injure its business or increase its operating costs; and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others are discussed in "Risk Factors", and elsewhere in the most recently filed Annual Report on Form 10-K of VitalStream Holdings, Inc., and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation (and expressly disclaims any obligation) to update events or revised any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream and MediaConsole are registered trademarks of VitalStream, Inc. All other trademarks are property of their respective holders.

Contact:

VitalStream, Inc.
Sarah Willis
949-743-2032
swillis@vitalstream.com